Exhibit 99.1

[NATCO LOGO]

PRESS RELEASE

2950 North Loop West, Suite 700 Houston, TX 77092 Phone: (713) 685-8082 Fax: (713) 683-7841

NATCO Group Inc. Announces Fourth Quarter and Full Year 2006 Results· Issues First Quarter and Revises Full Year 2007 Guidance

NATCO Group Inc. (NYSE: NTG) today announced revenue for the fourth quarter 2006 of $140.4 million, an increase of 22.3% over fourth quarter 2005 revenue of $114.8 million. Net income allocable to common stockholders for the fourth quarter 2006 was $10.8 million, or $0.57 per diluted share, compared to net income allocable to common stockholders for the fourth quarter 2005 of $6.0 million, or $0.31 per diluted share. Segment profit increased to $17.0 million for the fourth quarter 2006 from $11.5 million for the fourth quarter 2005.

John U. Clarke, NATCO’s Chairman and CEO said, “Producing a record quarterly EPS in the fourth quarter caps off a very successful 2006, a year in which we set records for bookings, backlog, revenue, segment profit, net income allocable to common stockholders and earnings per share. While we are pleased with our performance in 2006, we will aggressively pursue several areas for growth and continued improvement in profitability in 2007 in order to further expand our business. Adding new technologies and improving project execution through the implementation of an enhanced project delivery system will allow us to take on more scope while managing risks appropriately. Increasing our focus on service and aftermarket parts sales are areas of growth for our North American operations in 2007.”

Bookings for the fourth quarter 2006 were $127.2 million compared with fourth quarter 2005 bookings of $128.9 million, reflecting continuing strength in our markets.

For the full year 2006, the Company posted revenue of $519.0 million, up 29.6% over full year 2005; segment profit of $65.6 million, up 80.2 % over full year 2005; and net income allocable to common stockholders, in 2006, of $36.5 million, or $1.97 per diluted share, compared with a net income allocable to common stockholders of $12.7 million, or $0.77 per diluted share for 2005. Included in full year 2006 segment profit and net income results is a one-time, non-cash expense of $1.7 million, or $0.06 per diluted share, recognized in the third quarter 2006 related to accounting for stock options issued in 1998, prior to the Company’s initial public offering.

For the fourth quarter 2006, the Oil & Water Technologies segment increased revenue over the fourth quarter 2005 by 14.4% to $99.5 million. Segment profit increased from $5.2 million to $6.5 million. Partially offsetting the improved results are out-of-period expenses of $0.8 million related to projects in our Canadian subsidiary. Additionally, gross margin and segment profit percentages for the Oil & Water Technologies segment continue to be negatively affected by the run off of revenue associated with a previously announced loss project. The full amount of the loss has been recognized in previous periods. This project is expected to complete in the first part of 2007. Fourth quarter 2006 bookings for the segment decreased to $90.8 million from $105.4 million for the fourth quarter 2005 primarily as a result of timing of built-to-order project awards, particularly those originating in Iraq, and a shift in orders from longer lead time traditional equipment to faster moving standardized items. Backlog at December 31, 2006 was $144.2 million, down slightly from $149.8 million from December 31, 2005.

Revenue from the Gas Technologies segment was $17.7 million in the fourth quarter 2006, compared to $10.7 million in the fourth quarter 2005. Segment profit for the fourth quarter 2006 was $7.0 million compared with $4.8 million in the prior year period. The improvement in Gas Technologies segment profit is primarily attributable to higher revenue contribution from built-to-order projects booked in mid-2006. Bookings in the fourth quarter 2006 were $16.9 million, compared with $5.2 million in the fourth quarter 2005, and backlog for this segment increased $45.8 million to $56.3 million at the end of the fourth quarter 2006 from December 31, 2005.

Revenue and segment profit contribution from the Automation & Controls segment in the fourth quarter 2006 increased from $17.8 million and $1.5 million, respectively, in the fourth quarter 2005 to $24.1 million and $3.5 million, respectively, in the fourth quarter 2006. The increase in segment profit in the 2006 quarter versus the prior year quarter is reflective of high activity levels in our international field service locations and demonstrates the favorable operating leverage associated with the higher volumes.

Net income allocable to common stockholders for the full year 2006 also benefited from a reduction in the Company’s effective tax rate to 33.9% from 35.7% for 2005. Weighted average diluted shares of 19.5 million for the fourth quarter 2006 increased from 19.1 million in the fourth quarter of 2005, primarily as a result of stock options and restricted stock issued pursuant to the Company’s stock compensation plans.

The Company had no debt and $35.2 million of cash and cash equivalents at December 31, 2006.

Mr. Clarke added, “Entering 2007, we are committed to building on our record of strong earnings growth through process and execution improvements, and capitalizing on organic and external growth opportunities through disciplined utilization of our available cash and expected free cash flow. We see continuing strength in our markets, in spite of some early weakness in parts of our business, including a slow start to Gulf of Mexico repair and maintenance work, delays in built-to-order project awards and slower than anticipated revenue recognition associated with the CPOC gas membrane project awarded mid-year 2006.”

Clarke concluded, “We expect improving conditions in the second half of the year which should allow us to partially recover from the expected slow start. Accordingly, we are issuing guidance for the first quarter of 2007 and revising guidance for the full year.”

The Company expects first quarter 2007 revenue of $125 million to $130 million with segment profit of $14 million to $15 million. For 2007, the Company is revising its expectation for revenue to be within a range of $560 million and $580 million with segment profit of $76 million to $82 million and diluted earnings per share of $2.30 to $2.50.

The Company will hold its quarterly earnings conference call on Thursday, March 1, 2007, 9:00 a.m., central time. Interested parties are directed to the investor relations page on the

Company’s website for information on accessing the conference call or webcast.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance and discussions regarding areas for growth in 2007, markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value data)
	December 31,	December 31,
	2006	2005

	(unaudited)
Current assets:
Cash and cash equivalents	$ 35,238	$ 9,198
Trade accounts receivable, less allowance for doubtful accounts of $1,183 and $1,123
as of December 31, 2006 and December 31, 2005 respectively	116,165	111,770
Inventories	42,451	37,194
Deferred income tax assets, net	5,521	3,465
Prepaid expenses and other current assets	5,075	3,612

Total current assets	$ 204,450	$ 165,239

Property, plant and equipment, net	34,603	33,263
Goodwill, net	80,893	80,891
Deferred income tax assets, net	1,203	3,329
Other assets, net	1,392	1,021

Total assets	$ 322,541	$ 283,743

Current liabilities:
Trade accounts payable and other	$ 40,545	$ 48,720
Accrued expenses and other	49,745	41,781
Customer advanced billings and payments	35,387	18,272
Current portion of long-term debt	-	6,429
Income taxes payable	1,236	890

Total current liabilities	$ 126,913	$ 116,092

Long-term debt, excluding current installments	-	20,964
Long-term deferred tax liabilities	611	483
Postretirement benefits and other long-term liabilities	7,809	9,814

Total liabilities	$ 135,333	$ 147,353

Commitments and contingencies
Minority Interest	337	-
Series B redeemable convertible preferred stock (aggregate redemption value of $15,000),
$.01 par value. 15,000 shares authorized, issued and outstanding (net of issuance costs)	14,222	14,222
Stockholder's equity:
Preferred stock $.01 par value. Authorized 5,000,000 shares (of which 500,000 are designated as Series A and 15,000 are designated as Series B); no shares issued and
outstanding (except Series B shares above)	-	-

Series A preferred stock, $.01 par value. Authorized 500,000 shares;
no shares issued and outstanding	-	-

Common stock, $.01 par value. Authorized 50,000,000 shares; issued and outstanding
17,357,557 and 16,914,052 shares as of December 31, 2006 and December 31, 2005,
respectively	174	169
Additional paid-in-capital	113,340	101,671
Retained earnings	56,385	19,914
Treasury stock, no shares and 2,550 shares at cost as of December 31, 2006 and
December 31, 2005, respectively	-	(22)
Accumulated other comprehensive income	2,750	436

Total Stockholder's equity	$ 172,649	$ 122,168

Total liabilities, redeemable convertible preferred stock and stockholders' equity	$ 322,541	$ 283,743

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Products	$114,839	$89,928	$426,826	$320,943
Services	25,550	24,854	92,215	79,543

Total revenues	$140,389	$114,782	$519,041	$400,486
Cost of goods sold and services:
Products	$92,921	$73,521	$336,395	$260,820
Services	12,677	13,009	45,248	42,882

Total costs of goods sold and services	105,598	86,530	381,643	303,702

Gross Profit	34,791	28,252	137,398	96,784
Selling, general and administrative expenses	17,820	16,762	71,508	60,409
Depreciation and amortization expense	1,331	1,295	5,494	5,226
Closure, severance and other	(59)	539	2,511	2,663
Interest expense	213	782	2,135	3,815
Net periodic cost on postretirement benefit liability	-	137	-	767
Interest income	(317)	(16)	(532)	(86)
Minority Interest	(43)	-	337	-
Other, net	551	(127)	(1,534)	1,939

Income before income taxes	15,295	8,880	57,479	22,051
Income tax provision	4,113	2,505	19,508	7,866

Net income	$11,182	$6,375	$37,971	$14,185
Preferred stock dividends	375	375	1,500	1,500

Net income allocable to common stockholders	$10,807	$6,000	$36,471	$12,685

Earnings per share:
Basic	$0.63	$0.36	$2.16	$0.78
Diluted	$0.57	$0.31	$1.97	$0.77

Weighted average number of shares of common stock:
Basic	17,141	16,633	16,904	16,163
Diluted	19,480	19,081	19,255	16,565

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED SEGMENT INFORMATION
(in thousands)

		Three Months Ended		Twelve Months Ended
	December 31,		September 30,	December 31,
	2006	2005	2006	2006	2005

Revenue:
Oil & Water Technologies	$ 99,541	$87,038	$96,031	$ 376,213	$302,843
Gas Technologies	17,744	10,726	15,478	62,703	38,698
Automation & Controls	24,052	17,827	23,881	90,621	63,549
Eliminations	(948)	(809)	(3,212)	(10,496)	(4,604)

Total revenue	$ 140,389	$114,782	$132,178	$ 519,041	$400,486

Gross profit:
Oil & Water Technologies	$ 20,515	$18,256	$23,229	$ 84,123	$59,842
Gas Technologies	8,784	6,247	7,541	32,855	24,101
Automation & Controls	5,492	3,749	5,444	20,420	12,841

Total gross profit	$ 34,791	$28,252	$36,214	$ 137,398	$96,784

Gross profit % of revenue:
Oil & Water Technologies	20.6%	21.0%	24.2%	22.4%	19.8%
Gas Technologies	49.5%	58.2%	48.7%	52.4%	62.3%
Automation & Controls	22.8%	21.0%	22.8%	22.5%	20.2%
Total gross profit % of revenue	24.8%	24.6%	27.4%	26.5%	24.2%

Operating expenses:
Oil & Water Technologies	$ 14,012	$13,102	$15,584	$ 56,092	$47,810
Gas Technologies	1,793	1,450	2,642	7,483	4,877
Automation & Controls	1,972	2,210	2,138	8,270	7,722

Total operating expenses	$ 17,777	$16,762	$20,364	$ 71,845	$60,409

Segment profit: (1)
Oil & Water Technologies	$ 6,503	$5,155	$7,645	$ 28,031	$12,033
Gas Technologies	6,991	4,797	4,899	25,372	19,224
Automation & Controls	3,520	1,538	3,306	12,150	5,118

Total segment profit	$ 17,014	$11,490	$15,850	$ 65,553	$36,375

Segment profit % of Revenue
Oil & Water Technologies	6.5%	5.9%	8.0%	7.5%	4.0%
Gas Technologies	39.4%	44.7%	31.7%	40.5%	49.7%
Automation & Controls	14.6%	8.6%	13.8%	13.4%	8.1%

Total segment profit % of Revenue	12.1%	10.0%	12.0%	12.6%	9.1%

Bookings:
Oil & Water Technologies	$ 90,818	$105,412	$79,934	$ 364,630	$379,327
Gas Technologies	16,885	5,244	10,059	108,538	47,092
Automation & Controls	19,540	18,219	22,837	82,134	67,518

Total bookings	$ 127,243	$128,875	$112,830	$ 555,302	$493,937

			As of
	As of December 31,		September 30,
Backlog:			2006
	2006	2005
Oil & Water Technologies	$144,236	$149,772	$152,933
Gas Technologies	56,260	10,426	57,119
Automation & Controls	6,789	10,826	10,380

Total backlog	$207,285	$171,024	$220,432

(1) Total segment profit is a non-GAAP financial measure that can be reconciled to the Unaudited Consolidated Statement of Operations as shown below. The Company believes that segment profit is one of the primary drivers and provides a more meaningful presentation for measuring the liquidity and performance of the Company.

		Three Months Ended		Twelve Months Ended
	December 31,		September 30,	December 31,
	2006	2005	2006	2006	2005
Total segment profit:	$ 17,014	$11,490	$15,850	$65,553	$36,375
Net interest expense (income)	(104)	766	395	1,603	3,729
Depreciation and amortization	1,331	1,295	1,299	5,494	5,226
Closure, severance and other	(59)	539	2,325	2,511	2,663
Net periodic cost on postretirement benefit liability	-	137	(100)	-	767
Other, net	551	(127)	(2,213)	(1,534)	1,939

Income before income taxes	$ 15,295	$8,880	$14,144	$57,479	$22,051
Income tax provision	4,113	2,505	4,741	19,508	7,866

Net income	$ 11,182	$6,375	$9,403	$37,971	$14,185
Preferred stock dividends	$ 375	$375	$375	$1,500	$1,500

Net income allocable to common stockholders	$ 10,807	$6,000	$9,028	$36,471	$12,685